UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Flagstar Bank, National Association
(Exact name of registrant as specified in its charter)

United States of America	38-2734984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 Duffy Avenue Hicksville, New York	11801
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing 1/40th Interest in a Share of Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock	New York Stock Exchange
 If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐
Securities Act registration file number to which this form relates:
Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered
The securities to be registered hereby are the depositary shares (“Depositary Shares”), each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock, liquidation preference $1,000 per share, par value $0.01 per share (the “Series A Preferred Stock”), of Flagstar Bank, National Association. The descriptions set forth under the sections “Description of Depositary Shares” and “Description of Preferred Stock” in the prospectus supplement dated March 10, 2017, as filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2017 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the Prospectus dated as of April 25, 2016, included in the Registration Statement on Form S-3 (No. 333-210919) of New York Community Bancorp, Inc., as filed with the Commission on April 25, 2016, are incorporated herein by reference.

Item 2.	Exhibits

Exhibit Number	Description

2.1
Amended and Restated Agreement and Plan of Merger of Flagstar Financial Inc. and Flagstar Bank, National Association dated as of September 22, 2025, incorporated by reference to Exhibit 2.1 of Flagstar Bank, National Association’s Current Report on Form 8-K filed on October 17, 2025.

3.1
Form of Amended and Restated Articles of Association of Flagstar Bank, National Association, incorporated by reference to Exhibit 3.1 of Flagstar Bank, National Association’s Current Report on Form 8-K filed on October 17, 2025.

3.2
Amended and Restated Bylaws of Flagstar Bank, National Association, incorporated by reference to Exhibit 3.2 of Flagstar Bank, National Association’s Current Report on Form 8-K filed on October 17, 2025.

4.1
Form of Deposit Agreement, by and among the Registrant, Computershare, Inc. and Computershare Trust Company, N.A., as joint depositary, and the holders from time to time of the depositary receipts described therein, incorporated by reference to Exhibit 4.1 of New York Community Bancorp, Inc.’s Current Report on Form 8-K dated March 16, 2017.

4.2	Form of certificate representing the Series A Preferred Stock, incorporated by reference to Exhibit 4.2 of New York Community Bancorp, Inc.’s Current Report on Form 8-K dated March 16, 2017.

4.3	Form of depositary receipt representing the Depositary Shares, incorporated by reference to Exhibit 4.3 of New York Community Bancorp, Inc.’s Current Report on Form 8-K dated March 16, 2017.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FLAGSTAR BANK, NATIONAL ASSOCIATION

Date: October 17, 2025	By:	/s/ Paul Borja
		Name:	Paul Borja
		Title:	Executive Vice President and Senior Deputy General Counsel